Exhibit 99.1

Wins Finance Holdings Inc. Announces Sale of $8.5 Million of Convertible Notes to its Chairman and CO-CEO

NEW YORK, January 4, 2016/PRNewswire/—Wins Finance Holdings Inc. (Nasdaq: WINS) (“Wins Finance” or the “Company”) today announced the sale of $8.5 million of convertible notes to Mr. Jianming Hao, its Chairman and Co-Chief Executive Officer. Mr. Hao is the sole investor in the financing round. Wins Finance intends to use the proceeds to accelerate the growth and expansion of the Company’s business. The convertible notes bear interest at 4% per annum and mature one year from the date of issuance. The conversion price is set at $12, which was the market price on the date of issuance.

“We are encouraged by this development and believe it is a strong vote of confidence by the Chairman in the business strategy and growth prospects of Wins Finance,” said Richard Xu, President and Director of Wins Finance. “Wins Finance is building upon its core financial services business in China to create a comprehensive asset management platform, offering its clients access to high quality proprietary assets in both China and the United States.”

About Wins Finance Holdings Inc.

Wins Finance is a financial holding company that provides integrated financing solutions to small and medium enterprises (SMEs) in China. Wins Finance’s goal is to assist Chinese SMEs, including microenterprises, which have limited access to financing, to improve their overall fund-raising capability and enable them to obtain funding for business development. Since its establishment in 2006, Wins Finance has helped various SMEs obtain funding by providing them financial guarantees, and financial leasing as well as advisory services. Wins Finance is building upon its core financial services business in China to create a comprehensive asset management platform, offering its clients access to high quality proprietary assets in both China and the United States. For more information, please visit www.winsfinance.com (http://winsfinance.com/).

Forward-looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform to the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk that the Company's efforts to expand into the asset management area will not be successful, and the risks described in Wins Finance's Quarterly Report on Form 10-Q filed on November 16, 2015 and in its other filings with the Securities and Exchange Commission.

Company Contacts:
Richard Xu, President

Wins Finance Holdings Inc.
590 Madison Avenue, 21st FL
New York, NY 10022
Tel: 646-480-9882
Email: rxu@winsfinance.com